FOR IMMEDIATE RELEASE

Artesian Water Company, Inc. Files Application for Increase
in Customer Rates with Delaware Public Service
Commission for the First Time in Nine Years

Newark, DE, April 28, 2023 – Artesian Water Company, Inc. (“Artesian” or the “Company”), a subsidiary of Artesian Resources Corporation (Nasdaq: ARTNA), today announced its filing for a change in customer rates with the Delaware Public Service Commission (PSC).

For over 115 years, Artesian’s highest priority has been to deliver reliable, high-quality water to customers at a cost-effective rate. Since Artesian’s last request for new rates nine years ago, the Company will have invested over $158 million in critical water infrastructure. It has made these investments not only to add new plant, equipment and elevated storage tanks but also to rehabilitate and renew existing sources of supply, treatment equipment and facilities, and transmission and distribution mains. The Company has made these investments across all three counties in Delaware. These are some of the significant projects Artesian has completed:

• renewal and replacement of approximately 45 miles of aging water mains before major service disruptions have occurred;
• addition of a major booster station and upgrades of existing stations;
• placement into service of a new elevated water storage tank; and
• upgrades of our treatment equipment and facilities.

These investments not only help to preserve our precious water sources by reducing the negative environmental impact of water lost through leaks, but also help to maintain continued compliance with more stringent regulations as the federal government further tightens detection levels for man-made contaminants such as per- and polyfluoroalkyl substances (commonly known as PFAS).

Since its last rate application in 2014, Artesian has regularly utilized a variety of strategies to delay the need to file an application for new customer rates, including:

• Taking advantage of historic low interest rates by issuing new and refinancing existing long-term debt to reduce its average interest rate by 33.7%, from 5.84% to 3.87%.
• Making investments to add sources of supply, booster facilities and transmission mains to reduce the Company’s need to purchase water, providing better control over costs and quality. As a result of these investments, Artesian was able to reduce the required minimum amount of water it purchases from the Chester Water Authority by 83.3%.
• Utilizing a mechanism called the Distribution System Infrastructure Charge (DSIC) between rate applications, which allows up to a 7.5% surcharge on customer bills for select critical infrastructure improvements including main replacements, hydraulic improvements and water quality treatment. This mechanism enables Artesian to recover investments for necessary projects while avoiding the cost of a full rate increase. Artesian currently has in place the maximum 7.5% surcharge; once a change of rates is placed into effect, this surcharge is reset to zero.

However, the current operating and economic environment has markedly shifted, with everyone facing inflationary pressures not seen in decades. The cost to provide drinking water and reliable fire protection to our customers has significantly increased, with the cost of critical items needed for treatment and distribution such as pipes, electronics and chemicals nearly doubling. “Artesian’s entire management team has championed cost-effective solutions, allowing us to continue to deliver the same superior services our customers have always relied on, despite current supply constraints and increased costs. Our focused strategies have provided for continued reliable water service while maintaining an economical rate for our customers for nearly ten years,” said Dian C. Taylor, Chair and CEO.

Currently, the average residential customer pays $1.64 per day, or approximately a penny per gallon, to meet all their household water needs. If the Company’s proposed rates are approved as requested, the monthly water bill for the average residential customer using 4,000 gallons per month would increase from the current monthly charge of $49.90 to $56.73, or an additional 22 cents per day.

Artesian negotiated successfully with parties associated with the contamination of Artesian’s Llangollen wellfield for full reimbursement of the $10 million Artesian had to invest in treatment plant and expenses to treat the water. Full restitution of the $10 million investment significantly offsets the impact of the requested change in rates. Artesian customers received a $27 credit on their bill in October 2022, and active customers will receive a similar credit annually through 2025.

Artesian has designed the existing structure of its water rates to encourage customers to minimize water consumption to both conserve water and reduce their bills. In 2012, Artesian transitioned most customers to monthly billing, enabling customers to better budget household expenses by detecting leaks sooner that would cause a higher bill.

Artesian has been actively engaging customers to participate in available assistance programs, including our own internal program that we created in 2009. Since the program’s inception, it has provided more than $900,000 of financial assistance to our customers. The now-expired Federal Low Income Household Water Assistance Program, created during the COVID-19 pandemic, provided over $100,000 of financial assistance to our customers in less than a year. In light of that program’s expiration, Artesian is actively working with the National Association of Water Companies, our trade association, to urge legislative action to restore the program.

“Artesian understands the current economic stress on some of our customers. Water affordability is a critical priority, and, working with Delaware’s congressional delegation, we remain steadfast advocates of a permanent federal funding mechanism to assist low-income customers, stressing that water is an essential utility and that those in need should have access to such support,” said Nicki Taylor, President of Artesian Water Company.

The rate application submitted to the PSC for review consists of a requested increase in revenue of 23.84%, or approximately $17.54 million, on an annualized basis. This rate filing will undergo an extensive review by both the PSC and the Division of the Public Advocate. The process is expected to take many months to complete. Artesian plans to communicate with its customers throughout the process.

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly owned subsidiaries offering water and wastewater services, and a number of other related core services, on the Delmarva Peninsula. Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula, providing water service since 1905. Artesian supplies 8.7 billion gallons of water per year through 1,442 miles of water main to over a third of Delaware residents.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, recovery of investments in water utility plant and increased operating costs in rates charged to customers as presented in our current filing before the Delaware Public Service Commission, expectations regarding the cost and timing of planned infrastructure investments, our ability to maintain continued compliance with more stringent water quality regulations and the restoration of a federal low-income assistance program. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the timing and results of our rate request, failure to receive regulatory approvals, changes in our contractual obligations, changes in government policies, changes in economic and market conditions generally, including inflationary pressures, and other matters discussed in our filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so, and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
Communications
(302) 453-6900
veisenbrey@artesianwater.com